Exhibit 5.1

Marshall Islands Law Legal Opinion

1
Addressees and Date of Opinion
This opinion is addressed to the following persons:
Icon Energy Corp.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
This opinion is issued on 6 March 2026.

2
Background
We have acted as counsel to Icon Energy Corp., a Marshall Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on the date hereof, pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), of up to 9,811,933 common shares, par value $0.001 per share (“Common Shares”), that consist of (i) up to 9,739,547 Common Shares that may be issued to Yorkville pursuant to the standby equity purchase agreement, dated as of August 27, 2025, entered into by and between Yorkville and the Company (the “SEPA”), from time to time at the election of the Company and (ii) 72,386 Common Shares which have been issued to Yorkville in lieu of cash for the payment of the second half of the commitment fee, for its irrevocable commitment to subscribe for Common Shares at the Company’s direction, upon the terms and subject to the conditions set forth in the SEPA.

3	Documents
3.1	As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
3.1.1	the Registration Statement;
3.1.2	the prospectus of the Company (as amended or supplemented, the “Prospectus”) included in the Registration Statement;
3.1.3	a copy of the SEPA;
3.1.4	a copy of the Company’s board of directors unanimous written consent dated August 25, 2025;

3.1.5	a copy of the Company’s amended and restated articles of incorporation and By-laws (the “Constitutional Documents”); and
3.1.6
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

3.2	In such examination, we have assumed
3.2.1	the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents;
3.2.2	the genuineness of all signatures and the authenticity of all documents submitted to us as originals;
3.2.3	the conformity to original documents of all documents submitted to us as conformed or photostatic copies;
3.2.4	that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete; and
3.2.5	the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.  We have not independently verified the facts so relied on.

4	Scope of Opinion
4.1	We have further assumed for the purposes of this opinion, without investigation, that
(a)
(a)	the Registration Statement, as amended and supplemented, will be declared effective under the Securities Act and continue to be effective;
(b)	prior to the issuance of any Common Shares under the SEPA, the sales price will be authorized and approved by the Company;
(c)
all securities will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands in respect of which we are opining);

(d)	at or prior to the time of the delivery of any of the Common Shares, there will not have occurred any change in the law or the facts affecting the validity of the Common Shares; and
(e)
the SEPA has been and any other instruments, agreements and other documents relating the issuance of Common Shares pursuant to any specific advance notice will be duly authorized, executed and delivered by each of the parties thereto other than the Company.

4.2
This opinion letter is limited to Marshall Islands law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

5	Opinion Based upon and subject to the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that:

5.1	The Common Shares have been duly authorized by the Company;
5.2	The Common Shares, when issued, sold and paid for as contemplated in the Registration Statement and the SEPA, will be validly issued, fully paid and nonassessable; and
5.3
The authorized share capital stock of the Company consists of 750,000,000 Common Shares, of which 2,143,828 Common Shares have been issued to Yorkville and 9,739,547 Common Shares have been reserved for issuance in connection with the transactions contemplated in the Registration Statement and the SEPA.

We hereby consent to the discussion of this opinion in the Registration Statement and Prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings, “Material Income Tax Considerations—Marshall Islands Tax Considerations”, “Service Of Process And Enforcement Of Civil Liabilities”, “Legal Matters” and “Item 6. Indemnification of Directors and Officers” in the Registration Statement and Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Yours sincerely

Stephenson Harwood LLP

Stephenson Harwood LLP